Exhibit 10.1

EMPLOYMENT AGREEMENT

by and between

ODYSSEY HEALTHCARE, INC.

and

CRAIG P. GOGUEN

dated

July 26, 2007

i

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into July 26, 2007 to be effective as of August 20, 2007 (the “Effective Date”), by and between Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), and Craig P. Goguen (“Employee”).

RECITALS:

A.  The Company is a national provider of hospice services and desires to employ Employee as the Senior Vice President and Chief Operating Officer of the Company.

B.  The Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing its best interests and the best interests of its stockholders.

C.  In order to induce Employee to accept employment by the Company as an officer of the Company and its Subsidiaries (as defined in Section 1(o) below), the Company is willing to agree to provide certain severance benefits to Employee in the event that Employee’s employment is terminated or changed under the circumstances described in this Agreement.

D.  Employee is desirous of committing himself to serve the Company and its Subsidiaries on the terms herein provided.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

(a)           “Acquiring Person” means any Person or group of related Persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than (i) Employee or any Employee Affiliate, or (ii) the Company, any of the Company’s Subsidiaries, any employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(b)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

(c)           “Board” means the Board of Directors of the Company and any committee thereof.

(d)           “Cause” means Employee’s

(i)  continued failure to substantially perform Employee’s material obligations and duties under Section 3(a) (other than as a result of physical or mental incapacity), as reasonably determined by the Board, and which is not remedied within 30 days after receipt of written notice from the Company specifically identifying the manner in which the Company believes that Employee has not substantially performed Employee’s material obligations and duties under Section 3(a);

(ii)  commission of an act of fraud, embezzlement, misappropriation, willful misconduct, bad faith, dishonesty, breach of trust, or breach of fiduciary duty against the Company;

(iii)  material breach of Sections 8, 9 or 10;

(iv)  conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude;

(v)  failure to carry out, or comply with, in any material respect, any lawful directive of the Board or the Reporting Officer (as defined in Section 3(a)) consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(vi)  violation of the Company’s substance abuse policy; or

(vii)  suspension or termination of Employee from participation in the Medicare or Medicaid programs.

(e)           “Change in Control” means the occurrence of any of the following events:

(i)  any of the events described in clauses (ii), (iii) and (iv) of the definition of “Change in Control” in the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan as in effect on the date of this Agreement; or

(ii)  any Acquiring Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent or more of the combined voting power of the then outstanding Voting Securities of the Company.

(f)           “Competing Business” means a business that competes in any material respect with the business engaged in by the Company or any of its Subsidiaries, (A) at the time in question in respect of the Term of Non-Competition (as defined in Section 1(p)) occurring prior to the Date of Termination and (B) as of the Date of Termination (as defined in Section 7(b)) in respect of the Term of Non-Competition occurring on and after the Date of Termination.

(g)           “Competing Services” means services that, if provided to a business other than a Competing Business, would constitute the conduct of a Competing Business.

(h)           “Disability” means Employee’s inability to perform, with or without reasonable accommodations, the essential functions of Employee’s position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Company or its insurers and a physician selected by Employee; provided, however, that if the opinion of the Company’s physician and Employee’s physician conflict, the Company’s physician and Employee’s physician shall together agree upon a third physician, whose opinion shall be binding.  The foregoing definition of “Disability” is not intended to and shall not affect the definition of “disability” or any similar term in any insurance policy the Company or any of its Subsidiaries may provide.

(i)           “Employee Affiliate” means any Person directly or indirectly controlled by Employee. For purposes of this Agreement, a Person shall be presumed to be controlled by Employee if (i) Employee is a general partner of such Person (including any partnership in which Employee is a general partner or any trust in which Employee is a trustee or beneficiary), (ii) Employee directly or indirectly beneficially owns 10% or more of the outstanding Voting Securities of such Person or (iii) such Person is controlled by any Person contemplated in clauses (i) or (ii) of this definition.

(j)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k)           “Geographic Area” means each city (including the 50-mile radius surrounding such city) in which the Company or any of its Subsidiaries has a facility that engages in its respective business or any line of its business (A) at the time in question in respect of the Term of Non-Competition occurring prior to the Date of Termination and (B) as of the Date of Termination in respect of the Term of Non-Competition occurring on and after the Date of Termination.

(l)           “Good Reason” means, subject to the terms and provisions of this Agreement (including Sections 1(d) and 4(b)), the occurrence of one or more of the following events:

(i)  any removal of Employee from the offices of Senior Vice President and Chief Operating Officer of the Company; provided, however, that Good Reason may not be asserted by Employee under this clause (i) after a Non-Renewal Notice has been given by either the Company or Employee;

(ii)  any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which Employee participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Investment Plan or Welfare Plan are terminated or reduced with respect to all employees previously granted benefits thereunder;

(iii)  any reduction in Employee’s Annual Base Salary;

(iv)  any failure by the Company to comply with any of the provisions of Section 3(b), which failure is not contemplated previously within this definition;

(v)  any failure by the Company to comply with Section 11(c);

(vi)  the relocation or transfer of Employee’s principal office to a location more than 50 miles from Employee’s work address as of the Effective Date in the city of Dallas, Texas, without Employee’s consent;

(vii)  a change in Employee’s reporting relationship described in Section 3(a) which results in Employee reporting to an officer of the Company other than the Chief Executive Officer of the Company; or

(viii)  without limiting the generality of the foregoing, any material breach by the Company or any of its Subsidiaries or other Affiliates of (A) this Agreement or (B) any other agreement between Employee and the Company or any such Subsidiary or other Affiliate, excluding, in the case of clauses (i) through (viii), any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee.

(m)           “Person” means any individual, partnership, limited liability partnership, joint venture, corporation, limited liability company, trust, association, or other entity or organization.

(n)           “Pro Rata Bonus” means the amount equal to the product of (i) the amount of the Annual Bonus (as defined in Section 3(b)(ii)), if any, to which Employee would have been entitled for the calendar year in which Employee’s Date of Termination occurs if Employee’s employment were not terminated during such calendar year, multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed since the beginning of such calendar year through (but not including) Employee’s Date of Termination, and the denominator of which is the total number of days in such calendar year.  The amount, if any, of the Annual Bonus to which Employee would have been entitled for the calendar year in which the Date of Termination occurs shall be determined by the Board in its sole good faith discretion; provided, however, that during the period on or within two years after a Change in Control, for purposes of determining the amount of the Pro Rata Bonus, Employee shall be deemed to have been entitled to an Annual Bonus of not less than the amount of the last Annual Bonus awarded to Employee prior to such Change in Control, and provided further however that any determination by the Board as to satisfaction of a performance standard shall be made in the same manner as such determination is made for the other executive officers of the Company.

(o)           “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

(p)            “Term of Non-Competition” means the period of time beginning on the Effective Date and continuing until 5:00 p.m., Dallas, Texas time, on the first anniversary of the Date of Termination.

(q)           “Voting Securities” means any securities that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.

(r)           “without Cause” means a termination by the Company of Employee’s employment during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability; provided that, “without Cause” does not include termination of this Agreement and Employee’s employment pursuant to Section 2.

2.  Term of Employment; Non-Renewal of Term.  Subject to the terms and provisions of this Agreement, the Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, for the period (the “Term”) commencing on the Effective Date and, unless Employee’s employment hereunder is sooner terminated in accordance with the terms hereof, expiring at 5:00 p.m., Dallas Texas time, on August 19, 2010; provided, however, that commencing on August 19, 2010 (the Employment Expiration Date”), and on each August 19th occurring thereafter, the Term shall automatically (without any action by either party) be extended for one additional year unless, at least 90 days prior to the expiration of the Term, the Company or Employee shall have given written notice (a “Non-Renewal Notice”) that it or Employee, as applicable, does not wish to extend this Agreement (a “Non-Renewal”).  Either party may elect not to renew this Agreement.  The term “Term,” as utilized in this Agreement, shall refer to the Term as so automatically extended.  The Term shall expire as a result of any Non-Renewal at 5:00 p.m., Dallas, Texas time, on the August 19th of the extension period during which a Non-Renewal Notice is given, and Employee’s employment shall terminate at the expiration of the Term.

3.  Terms of Employment.

(a)  Position and Duties

(i)  During the Term, Employee shall serve as Senior Vice President and Chief Operating Officer of the Company.  In so doing, Employee shall have such powers and duties (including holding officer positions with one or more Subsidiaries of the Company) as may be assigned from time to time by the Board, so long as such powers and duties are reasonable and customary for Senior Vice Presidents and Chief Operating Officers of an enterprise comparable to the Company.  Employee shall report to the Chief Executive Officer of the Company (the “Reporting Officer”).

(ii)  During the Term, and excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote all of Employee’s business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to (a) use Employee’s best efforts to perform diligently, faithfully, effectively and efficiently such responsibilities, (b) use Employee’s best efforts to promote the interests of the Company; (c) use Employee’s reasonable best efforts to maintain Employer’s status as a participating provider under the Medicare and Medicaid programs; and (d) perform such other duties appropriate for Employee’s position as the Board or the Reporting Officer may from time to time reasonably direct.

(iii)  Employee shall not engage, directly or indirectly, in any other business, investment, or activity that interferes with the performance of Employee’s duties under this Agreement, is contrary to the interests of the Company or requires any portion of Employee’s business time; provided, however, that during the Term, it shall not be a violation of this Agreement for Employee to (1) serve on the board of directors (or similar governing body) of one or more other companies that do not engage in a Competing Business if the Board has provided prior approval (which shall not be unreasonably withheld) for such service, (2) serve on corporate, civic, charitable or industry sector association boards or committees, (3) deliver lectures or fulfill speaking engagements and (4) manage personal investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)  Compensation.

(i)  Annual Base Salary.  During the Term, Employee shall receive an annual base salary (“Annual Base Salary”), which shall be paid bi-weekly in accordance with the customary payroll practices for executive officers of the Company, in an amount at least equal to $310,000.00 per year.  At least annually (by no later than January 31 of each year) during the Term, the Board shall review the Annual Base Salary of Employee and may increase (but not decrease) the Annual Base Salary by such amount as the Board shall deem appropriate.  The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so increased.

(ii)  Annual Bonus.  During the Term, Employee shall be eligible to receive, in addition to the Annual Base Salary, such annual bonus payments as the Board may specify in its sole discretion (each, an “Annual Bonus”).  Annually (by no later than March 15 of each calendar year during the Term), the Board shall determine the amount (or amount range) of the Annual Bonus that Employee shall be eligible to receive for the calendar year and the performance goals that must be achieved for Employee to become entitled to receive the Annual Bonus for such calendar year.  For each calendar year (or partial calendar year) during the Term, the Board shall determine in its sole good faith discretion whether the performance goals established for Employee for such calendar year have been achieved, such determination to be made by no later than the date on which the Company publicly announces its earnings for such calendar year in a press release in the immediately following calendar year.  Subject to the terms hereof, any Annual Bonus that Employee becomes entitled to receive shall be payable to Employee within fifteen days after such determination by the Board.  Notwithstanding anything to the contrary in this Agreement, Employee shall not be entitled to any Annual Bonus for the 2007 calendar year; provided, however, Employee’s Annual Bonus for the 2008 calendar year shall be determined by the Board based on Employee’s Annual Base Salary for the 2008 calendar year plus the prorated amount of Employee’s Annual Base Salary earned for the 2007 calendar year and shall be subject to the achievement of the performance goals for the 2008 calendar year established by the Board in accordance with this Section 3(b)(ii).

(iii)  Stock Options.  On the Effective Date, the Company shall grant Employee an option to purchase an aggregate of 225,000 shares of the Company’s common stock, which grant shall be subject to the terms and provisions of the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan Management Stock Option Agreement, dated August 20, 2007, attached hereto as Exhibit A and the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan dated as of November 5, 2001, as amended by that certain First Amendment to the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan dated as of May 5, 2005 and by that certain Second Amendment to the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan dated as of May 5, 2005.

(iv)  Incentive, Savings, Stock Option and Retirement Plans.  During the Term, Employee shall be entitled to participate in all incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs applicable generally to other executive officers of the Company (“Investment Plans”), subject to all of the terms and conditions of such Investment Plans.

(v)  Welfare Benefit Plans.  During the Term, Employee and/or Employee’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, short-term and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company, subject to all of the terms and conditions of such Welfare Plans.

(vi)  Perquisites.  During the Term, Employee shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to Employee’s position in accordance with any policies, practices, and procedures established by the Board.  In addition to the forgoing, Employee shall be entitled to receive a health club dues allowance of not more than $100.00 per month, as determined by the Board.

(vii)  Expenses.  During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by Employee in the performance of Employee’s duties in accordance with the Company’s policies, practices and procedures.

(viii)  Vacation and Holidays.  During the Term, Employee shall be entitled to paid vacation, in accordance with the plans, policies, programs and practices of the Company for its executive officers.  In addition, Employee shall be entitled to sick leave and paid holidays, in accordance with the plans, policies, programs and practices of the Company for its executive officers.

(ix)  Proration.  Above, any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement or by this Agreement, shall be prorated in accordance with the number of days in such calendar year during which Employee is so employed.

(x)  Relocation Expenses.  Company shall reimburse Employee for the following expenses related to his relocation to the Dallas, Texas metropolitan area:

(A)  Reimbursement for reasonable out-of-pocket expenses incurred by Employee for packing, moving and unpacking Employee’s household goods, personal effects and two cars from his current residence in Simsbury, Connecticut (“Former Residence”) to his new residence in the Dallas, Texas metropolitan area up to a maximum amount of $30,000.00 and for the travel expenses of Employee and Employee’s wife and children in connection with such move, subject to the Company’s travel reimbursement policy;

(B)  Reimbursement for reasonable out-of-pocket expenses incurred by Employee for up to two (2) house hunting trips for Employee and his wife to the Dallas, Texas metropolitan area, subject to the Company’s travel reimbursement policy; and

(C)  Reimbursement, on a monthly basis, for reasonable out-of-pocket expenses incurred by Employee for interim living expenses from the Effective Date until the earlier of (1) the date Employee sells the Former Residence or (2) twelve (12) months after the Effective Date, in an amount equal to either (x) in the event Employee leases a temporary residence in the Dallas, Texas metropolitan area before selling the Former Residence, the sum of the actual monthly lease payment incurred by Employee to lease such temporary residence plus the actual monthly lease payment incurred by Employee to lease temporary storage for Employee’s household goods and personal effects or (y) in the event Employee purchases a permanent residence in the Dallas, Texas metropolitan area before selling the Former Residence, the sum of the regular monthly payment on the existing mortgage on the Former Residence less the portion of the monthly payment allocable to principal plus the monthly pro rata amount of the annual property insurance premium paid by Employee on the Former Residence; provided, however, the total monthly payments payable by Company to Employee under this Section 3(b)(x)(C) shall not exceed $60,000.00.  The reimbursement provided for under this Section 3(b)(x)(C) is subject to Employee using reasonable efforts to sell the Former Residence.

To the extent any payments made to Employee under (A), (B) and (C), above, are not deductible by Employee for federal income tax purposes, Company shall gross up Employee’s salary by an amount equal to 36.45% of the non-deductible amount paid to Employee.  In addition to the reimbursement of actual relocation related expenses set forth above in this Section 3(b)(x), Company shall pay to Employee a miscellaneous relocation allowance of $20,000.00, payable within fourteen (14) days following the Effective Date, which amount shall not be subject to any gross-up for federal or state taxes.

4.  Termination of Employment.

(a)  Death.  Employee’s employment hereunder shall terminate automatically upon Employee’s death during the Term.

(b)  Disability.  If the Disability of Employee has occurred during the Term, the Company may give to Employee a written Notice of Termination (as defined in Section 7(a)) in accordance with Section 7(a) of its intention to terminate Employee’s employment hereunder.  In such event, Employee’s employment shall terminate effective on the 30th day after receipt of such notice by Employee (the “Disability Effective Date”); provided that, within 30 days after receipt of the Notice of Termination, Employee shall not have returned to perform, with or without reasonable accommodations, the essential functions of Employee’s position on a full-time basis.  During any period of Employee’s Disability, the Company may assign Employee’s duties to any other Employee of the Company or may engage or hire a third party to perform such duties and any such action shall not be deemed “Good Reason” for Employee to terminate this Agreement pursuant to Section 4(d)(i) so long as Employee continues to receive the compensation and benefits under Section 3 during such period.

(c)  Cause.  Subject to Section 7(d), the Company may terminate Employee’s employment at any time during the Term for Cause or without Cause.

(d)  Resignation by Employee.  At Employee’s option, Employee may terminate Employee’s employment hereunder (i) subject to Section 7(c), for Good Reason or (ii) without Good Reason.

(e)  Agreement Not to Terminate.  Notwithstanding any provision to the contrary contained in this Agreement, the Company agrees that it shall not have the right to terminate Employee’s employment, other than for Cause, for a period of time commencing on the Effective Date and ending at 5:00 p.m., Dallas, Texas time, on the 180th day following the Effective Date.

5.  Compensation Upon Termination Prior to a Change in Control of the Company and After the Second Anniversary of such Change in Control.  Prior to the occurrence of a Change in Control of the Company and after the second anniversary of such Change in Control of the Company, conditioned on the execution and delivery of a Release (as defined in Section 7(f)) signed by Employee or Employee’s legal representative pursuant to Section 7(f), Employee shall, subject to the provisions of Section 7(g), be entitled to the following compensation from the Company upon the termination of Employee’s employment during the Term, which shall be in lieu of any other severance pay or employment benefits to which Employee might otherwise be entitled (whether contractual or under a severance plan, the WARN Act, any other applicable law, or otherwise):

(a)  Death or Disability.  If Employee’s employment is terminated by reason of Employee’s death or Disability, the Company shall pay to Employee or Employee’s legal representatives (i) within 60 days after the Employee’s Date of Termination, a lump sum in cash equal to the sum of Employee’s Annual Base Salary through the Date of Termination to the extent not previously paid and any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) (the “Accrued Obligations”); (ii) the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid, which amount shall be paid at such time as the Company pays other executives of the Company annual bonuses for the prior calendar year (but in no event later than the fifteenth business day after the Company publicly announces its earnings for such calendar year in a press release); (iii) without duplication of any amount payable pursuant to clause (ii) above, the amount of any Pro Rata Bonus, which shall be paid at such time as the Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifteenth business day after the Company publicly announces its earnings for such calendar year in a press release); (iv) any amounts arising from Employee’s participation in, or benefits under, any Investment Plan (the “Accrued Investments”), which amounts shall be paid in accordance with the terms and conditions of such Investment Plan; and (v) any amounts to which Employee or Employee’s spouse, beneficiaries or estate are entitled from Employee’s participation in, or benefits under, any Welfare Plan (“Accrued Welfare Benefits”), which amounts shall be paid in accordance with the terms and conditions of such Welfare Plan.  Except as described in this Section 5(a), in the event of Employee’s termination by reason of Employee’s death or Disability, Employee and Employee’s legal representatives, as applicable, shall forfeit all rights to any other compensation.

(b)  For Cause; Resignation by Employee Without Good Reason; Non-Renewal Election by Employee.  If the Company shall terminate Employee’s employment for Cause or Employee resigns without Good Reason or Employee’s employment is terminated due to a Non-Renewal election by Employee, the Company shall have no further obligations to Employee other than the obligation for payment of:

(i)  the Accrued Obligations, which shall be payable within 60 days after Employee’s Date of Termination;

(ii)  the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid, which amount shall be payable at such time as the Company pays other executive of the Company annual bonuses for the prior calendar year (but in no event later than the fifteenth business day after the Company publicly announces its earnings for such calendar year in a press release);

(iii)  the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;

(iv)  the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans; and

(v)  without duplication of any amount payable pursuant to clause (ii) above, solely in the case of a Non-Renewal by Employee, the amount of any Pro Rata Bonus, which shall be paid at such time as the Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifteenth business day after the Company publicly announces its earnings for such calendar year in a press release).

Except as described in this Section 5(b), in the event of Employee’s termination by the Company for Cause or by Employee without Good Reason or due to a Non-Renewal election by Employee, Employee shall forfeit all rights to any other compensation.

(c)  Without Cause; Resignation by Employee for Good Reason; Non-Renewal Election by the Company.  If the Company shall terminate Employee’s employment without Cause (other than by reason of Employee’s death or Disability or a Non-Renewal) or Employee resigns for Good Reason or Employee’s employment is terminated due to a Non-Renewal election by the Company, then the Company shall pay or provide Employee:

(i)  within 60 days after Employee’s Date of Termination, a lump sum in cash equal to the aggregate of the following amounts: (A) the Accrued Obligations and (B) the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid;

(ii)  without duplication of any amount payable pursuant to clause (i)(B) above, the amount of any Pro Rata Bonus, which shall be paid at such time as the Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifteenth business day after the Company publicly announces its earnings for such calendar year in a press release);

(iii)  the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;

(iv)  the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans;

(v)  the amount of Employee’s Annual Base Salary as of the Date of Termination, which amount shall be paid in bi-weekly payments, in accordance with the customary payroll practices of the Company, for the period from the Date of Termination through the first anniversary of the Date of Termination (such period, the “Severance Period”) in accordance with the customary payroll practices for executive officers of the Company; provided, however, that Employee shall be entitled to receive the amount payable pursuant to this Section 5(c)(v) only so long as Employee has not breached the provisions of Section 8, 9 or 10, at which time the Company’s payment obligations pursuant to this Section 5(c)(v) shall immediately cease;

(vi)  if Employee is entitled on the Date of Termination to coverage under the medical, prescription, and dental portions of the Welfare Plans, continuation of such coverage for Employee and Employee’s dependents for a period ending on the later to occur of (A) the first anniversary of the Date of Termination or (B) the Employment Expiration Date.  Employee will be responsible for paying, on an after tax basis, the active employee cost payable by Employee with respect to those costs paid by Employee prior to the Date of Termination and the balance of such costs shall be paid by the Company, with income applicable to such costs imputed to Employee; provided, however, that this coverage will count towards the depletion of any continued health care coverage rights that Employee and Employee’s dependents may have pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, further, however, that Employee’s or Employee’s dependents’ rights to continued health care coverage pursuant to this Section 5(c)(vi) shall terminate at the time Employee or Employee’s dependents become covered, as described in COBRA, under another group health plan, and shall also terminate as of the date the Company ceases to provide coverage to its senior executives generally under any such Welfare Plan; and

(vii)  Employee shall be entitled to exercise Employee’s Awards (as defined in the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan) that are vested as of the Date of Termination pursuant to the terms of the plan or agreement governing such Awards.

Except as described in this Section 5(c), in the event of Employee’s termination by the Company without Cause or by Employee for Good Reason or due to a Non-Renewal election by the Company, Employee shall forfeit all rights to any other compensation.

6.  Compensation Upon Employment Termination Occurring On or Within Two Years After a Change in Control of the Company.

(a)  Compensation Upon Termination.  After the occurrence of a Change in Control of the Company and on or before the second anniversary of such Change in Control, conditioned on the execution and delivery of a Release signed by Employee or Employee’s legal representative pursuant to Section 7(f), Employee shall, subject to the provisions of Section 7(g), be entitled to the following compensation from the Company upon the termination of Employee’s employment during the Term, which shall be in lieu of any other severance pay or employment benefits to which Employee might otherwise be entitled (whether contractual or under a severance plan, the WARN Act, any other applicable law, or otherwise):

(i)  Death or Disability.  If Employee’s employment is terminated by reason of Employee’s death or Disability, then Employee or Employee’s legal representatives shall be entitled to the same compensation benefits from the Company as set forth in Section 5(a) to which Employee would have been entitled if the termination of Employee’s employment had occurred prior to the occurrence of a Change in Control or after the second anniversary of such Change in Control.  Except as described in this Section 6(a)(i), Employee’s death or Disability, Employee and Employee’s legal representatives, as applicable, shall forfeit all rights to any other compensation.

(ii)  For Cause; Resignation by Employee Without Good Reason; Non-Renewal Election by Employee.  If the Company shall terminate Employee’s employment for Cause or Employee resigns without Good Reason or Employee’s employment is terminated due to a Non-Renewal election by Employee, then Employee or Employee’s legal representatives shall be entitled to the same compensation benefits from the Company as set forth in Section 5(b) to which Employee would have been entitled if the termination of Employee’s employment had occurred prior to the occurrence of a Change in Control or after the second anniversary of such Change in Control.  Except as described in this Section 6(a)(ii), in the event of Employee’s termination by the Company for Cause or by Employee without Good Reason or due to a Non-Renewal election by Employee, Employee shall forfeit all rights to any other compensation.

(iii)  Without Cause; Resignation by Employee for Good Reason; Non-Renewal Election by the Company.  If the Company shall terminate Employee’s employment without Cause (other than by reason of Employee’s death or Disability) or Employee resigns for Good Reason or Employee’s employment is terminated due to a Non-Renewal election by the Company, then the Company shall pay or provide Employee:

(A)  within 60 days after Employee’s of Termination, a lump sum in cash equal to the aggregate of the following amounts: (1) the Accrued Obligations and (2) the amount of any Annual Bonus to which Employee was entitled for the calendar year ending prior to the Date of Termination to the extent not previously paid;

(B)  the amount of any Pro Rata Bonus, which shall be paid at such time as the Company pays the other executives of the Company annual bonuses for the calendar year in which Employee’s Date of Termination occurs (but in no event later than the fifteenth business day after the Company publicly announces its earnings for such calendar year in a press release);

(C)  the Accrued Investments, which amounts shall be paid in accordance with the terms and conditions of the Investment Plans;

(D)  the Accrued Welfare Benefits, which amounts shall be paid in accordance with the terms and conditions of the Welfare Plans;

(E)  bi-weekly payments each of which are equal to 1/26th of the highest Annual Base Salary to which Employee was entitled during the 24-month period ending on the Date of Termination, payable in accordance with the customary payroll practices of the Company, which payments shall continue from the Date of Termination through the later to occur of (1) the first anniversary of the Date of Termination or (2) the second anniversary of the date on which the Change of Control was consummated (such period, the “Change of Control Severance Period”); provided, however, that Employee shall be entitled to receive the amount payable pursuant to this Section 6(a)(iii)(E) only so long as Employee has not breached the provisions of Section 8, 9 or 10, at which time the Company’s payment obligations pursuant to this Section 6(a)(iii)(E) shall immediately cease; and

(F)  if Employee is entitled on the Date of Termination to coverage under the medical, prescription, and dental portions of the Welfare Plans, continuation of such coverage for Employee and Employee’s dependents for a period ending on the later to occur of (1) the first anniversary of the Date of Termination or (2) the Employment Expiration Date.  Employee will be responsible for paying, on an after tax basis, the active employee cost by Employee with respect tot those costs paid by Employee prior to the Date of Termination and the balance of such costs shall be paid by the Company, with income applicable to such costs imputed to Employee; provided, however, that this coverage will count towards the depletion of any continued health care coverage rights that Employee and Employee’s dependents may have pursuant to COBRA; provided further, however, that Employee’s or Employee’s dependents’ rights to continued health care coverage pursuant to this Section 6(a)(iii)(F) shall terminate at the time Employee or Employee’s dependents become covered, as described in COBRA, under another group health plan, and shall also terminate as of the date the Company ceases to provide coverage to its senior executives generally under any such Welfare Plan; and

(G)  Employee shall be entitled to exercise Employee’s Awards (as defined in the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan) that are vested as of the Date of Termination pursuant to the terms of the plan or agreement governing such Awards.

Except as described in this Section 6(a)(iii), in the event of Employee’s termination by the Company without Cause or by Employee for Good Reason or due to a Non-Renewal election by the Company, Employee shall forfeit all rights to any other compensation.

7.  Other Provisions Relating to Termination.

(a)  Notice of Termination.  Any termination by the Company for Cause or without Cause or by reason of Employee’s Disability, or by Employee’s resignation for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon and (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.  The failure by the Company or Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.

(b)  Date of Termination.  “Date of Termination” means (i) if Employee’s employment is terminated by reason of Employee’s death, the date of Employee’s death; (ii) if Employee’s employment is terminated by reason of Employee’s Disability, the Disability Effective Date (provided that Employee shall not have returned to perform, with or without reasonable accommodation, the essential functions of Employee’s position on a full-time basis during such 30-day period); (iii) if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason or without Good Reason, then, subject to Section 7(c), the date specified in the Notice of Termination (which date shall be a date between the date that the Notice of Termination is given and 30 days thereafter (inclusive)); (iv) if Employee’s employment is terminated by the Company for Cause then, subject to Section 7(d), the date on which the Notice of Termination is given; and (v) if Employee’s employment is terminated due to a Non-Renewal election by Employee or the Company, the date on which the Term expires.

(c)  Good Reason.  Upon Employee’s learning of the occurrence of any event described in the definition of Good Reason in Section 1(l), Employee may terminate Employee’s employment hereunder for Good Reason within 60 days thereafter by giving a Notice of Termination to the Company to that effect, describing in reasonable detail the facts or circumstances giving rise to Employee’s right to terminate Employee’s employment for Good Reason (and, if applicable, the action required to cure same). If the effect of the occurrence of the event described in Section 1(l) may be cured, the Company shall have the opportunity to cure any such effect for a period of 60 days following receipt of Employee’s Notice of Termination. If within 60 days following the Company’s receipt of a Notice of Termination for Good Reason the Company has not cured the facts or circumstances giving rise to Employee’s right to terminate Employee’s employment for Good Reason, then the termination by Employee for Good Reason shall be effective as of the date specified in Employee’s Notice of Termination. If Employee does not give a Notice of Termination to the Company within 60 days after learning of the occurrence of an event giving rise to Good Reason, then this Agreement shall remain in effect; provided, however, that the failure of Employee to terminate this Agreement for Good Reason shall not be deemed a waiver of Employee’s right to terminate Employee’s employment for Good Reason upon the occurrence of a subsequent event described in Section 1(l) in accordance with the terms of this Agreement. Notwithstanding the foregoing, the right of Employee to terminate Employee’s employment for Good Reason under Section 4(d)(i) shall not limit the Company’s right to terminate Employee’s employment for Cause under Section 4(c) if Cause is determined to exist prior to the time Good Reason is determined to exist.

(d)  Cause.  Upon the Company learning of the occurrence of any event described in Section 1(d), the Company may at any time terminate Employee’s employment hereunder for Cause within 60 days thereafter by giving Employee a Notice of Termination to that effect, describing in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate Employee’s employment for Cause (and, if applicable, the action required to cure same).  If the Company does not give a Notice of Termination to Employee within 60 days after learning of the occurrence of an event giving rise to Cause, then this Agreement shall remain in effect; provided, however, that the failure of the Company to terminate this Agreement for Cause shall not be deemed a waiver of the Company’s right to terminate Employee’s employment for Cause upon the occurrence of a subsequent event described in Section 1(d) in accordance with the terms of this Agreement. Notwithstanding the foregoing, the right of the Company to terminate Employee’s employment for Cause under Section 4(c) shall not limit Employee’s right to resign for Good Reason under Section 4(d)(i) if Good Reason is determined to exist prior to the time Cause is determined to exist.

(e)  Full Settlement; Mitigation.  In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment.  The Company shall not be liable to Employee for any damages for breach of this Agreement in addition to the amounts payable under Section 5 or 6 arising out of the termination of Employee’s employment prior to the end of the Term.  The Company shall be entitled to seek damages from Employee for any breach of Section 8, 9 or 10 by Employee or for Employee’s criminal misconduct.

(f)  Release and Other Agreements.  Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the severance benefits described in (i) Sections 5(c)(v), 5(c)(vi) and 5(c)(vii) or (ii) Sections 6(a)(iii)(E), 6(a)(iii)(F) and 6(a)(iii)(G), as the case may be, Employee hereby agrees to execute (and not revoke) a release in substantially the form attached hereto as Exhibit B (the “Release”).  If Employee fails to properly execute and deliver the Release (or revokes the Release), Employee agrees that Employee shall not be entitled to receive such severance benefits.  Without limiting the foregoing, in consideration for receiving such severance benefits, upon any termination of Employee’s employment (other than by reason of death), whether Employee’s employment is terminated by Employee or by the Company, Employee hereby agrees to resign in writing, in form and substance reasonably acceptable to the Company, from all officer and/or director positions with the Company or any Subsidiary or Affiliate thereof, effective on the Date of Termination.  For purposes of this Agreement, the Release and the resignation shall be considered to have been executed by Employee if it is signed by Employee’s legal representative in the case of Employee’s legal incompetence or on behalf of Employee’s estate in the case of Employee’s death.  Upon Employee’s execution and delivery of the Release, the Company shall also promptly execute and deliver the Release.

(g)  409A Compliance.

To the extent required by section 409A of the Code, if on Employee’s Date of Termination he is a “specified employee” within the meaning of section 409A of the Code, any amounts payable to Employee by reason of his termination of employment pursuant to Section 5 or Section 6 will be delayed for a period of six months following the Date of Termination.  In the case of any bi-weekly payments that would have been paid to Employee pursuant to Section 5(c)(v) or Section 6(a)(iii)(E) during such six month period such amounts shall be paid to him in the form of a lump sum payment at the end of the six-month period and the remaining payments will be paid on a bi-weekly basis for the remainder of the period specified in Section 5(c)(v) or Section 6(a)(iii)(E), as applicable.

8.  Disclosure of, Access to and Entrustment of Confidential Information, Business Opportunities and Business Goodwill.  During the course of Employee’s employment with the Company (including during the 180-day period following the Effective Date), the Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information (as defined in Section 9(a)(i)), and/or shall entrust Employee with business opportunities of the Company, and/or shall place Employee in a position to develop business goodwill on behalf of the Company.  There is a need and desire on the part of the Company and Employee to specify the parties’ rights and obligations with respect to the ownership and protection of such Confidential Information, business opportunities and goodwill. Accordingly, as a material inducement to the Company to enter into this Agreement; in consideration for the compensation and other benefits payable hereunder to Employee; to protect the Company’s Confidential Information that has been and will be in the future disclosed or entrusted to Employee (the disclosure of which by Employee in violation of this Agreement would adversely affect the business goodwill of the Company), the business goodwill of the Company that has been and will in the future be developed in Employee and the business opportunities that have been and will in the future be disclosed or entrusted to Employee by the Company; and for other good and valuable consideration, Employee agrees to comply with, and be bound by, Sections 9 and 10.  As used in this Section 8, “Company” shall include the Company and any of its Subsidiaries.

9.  Confidential Information; Ownership of Property.

(a)  Obligations to Maintain Confidentiality.

(i)  Employee acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the course of Employee’s employment with the Company (including during the 180-day period following the Effective Date), Employee has received, shall receive or be placed in a position to have access to or develop Confidential Information.  Employee further acknowledges and agrees that Employee’s use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company.  Confidential Information includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers, prospective customers, customer and prospective customer lists, and information regarding methods of doing business.  As defined herein, Confidential Information shall not include information that is (i) obtained by Employee from a source other than the Company or its Affiliates, which source is not under a duty of non-disclosure in regard to such information or (ii) becomes generally available to the public other than through disclosure by Employee in violation of the provisions of this Agreement.

(ii)  Employee is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis and requiring the keeping of information in secure areas.  Employee acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

(iii)  During and following Employee’s employment by the Company, Employee shall hold in confidence and not directly or indirectly disclose, use (for Employee’s commercial advantage or otherwise), copy, make lists of, or make available to others any Confidential Information except in Employee’s good faith performance of Employee’s duties to the Company as an executive of the Company or to the extent authorized in writing by the Board or required by law or compelled by legal process.  Employee agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five days before disclosure or within three business days after Employee is informed that such disclosure is being or shall be compelled, whichever is earlier.  Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(iv)  Employee further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

(v)  Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Employee shall prepare, or use, or be provided with as a result of Employee’s employment with the Company, shall be and remain the sole property of the Company.  Upon termination of Employee’s employment hereunder, Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Employee’s possession, custody or control, whether prepared by Employee or others, shall remain with or be returned to the Company promptly (within 48 hours) after the Date of Termination.  The materials required to be returned pursuant to this Section 9(a)(v) shall not include personal correspondence or other personal property of Employee that does not relate to the Company or the business of the Company.

(vi)  Notwithstanding anything herein to the contrary, Employee may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to Employee relating to such tax treatment and tax structure.  For this purpose, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transactions contemplated in this Agreement and does not include information relating to the identity of the parties hereto.

(b)  Ownership of Work Product.  Employee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s or its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or its Affiliates, as applicable, and Employee hereby assigns, and agrees to assign, all of the above Work Product to the Company or its Affiliates, as applicable.  Any copyrightable work prepared in whole or in part by Employee in the course of Employee’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or its Affiliates, as applicable, shall own all rights therein.  To the extent that any such copyrightable work is not a “work made for hire,” Employee hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work.  Employee shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm the Company’s or its Affiliates’, as applicable, ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c)           As used in this Section 9“Company” shall include the Company and any of its Subsidiaries.

10.  Non-Competition; Non-Solicitation; Non-Disparagement.

(a)           For the reasons and consideration specified in Section 8, Employee hereby covenants and agrees that, during the Term of Non-Competition, Employee shall not, directly or indirectly, individually or as an officer, director, manager, employee, stockholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any capacity whatsoever:

(i)  own, engage in, manage, operate, join, control, be employed by, provide Competing Services to, or participate in the ownership, management, operation or control of or provision of Competing Services to, a Competing Business operating in the Geographic Area;

(ii)  knowingly recruit, hire, assist in hiring, attempt to hire, or contact or solicit with respect to hiring any Person who, at any time during the 12 month period ending on the Date of Termination, was an employee of the Company; provided, that Employee may hire any Person that served as an administrative assistant assigned to Employee at the time Employee’s employment with the Company terminates;

(iii)  induce or attempt to induce any employee of the Company to terminate, or in any way interfere with, the relationship between the Company and any employee thereof; or

(iv)  induce or attempt to induce any customer, client, patient, supplier, service provider, or other business relation of the Company in the Geographic Area to cease doing business with the Company, or in any way interfere with the relationship between the Company and any such Person.

Notwithstanding the foregoing, the Company agrees that Employee may own less than one percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as Employee does not otherwise participate in such competing business in any way prohibited by this Section 10.  This Section 10(a) shall not apply in the event Company breaches any of its obligations under Section 5 or 6.

(b)           Employee shall not make any negative or disparaging comments regarding the Company, its Subsidiaries or Affiliates or any of their respective officers, directors, shareholders, partners, members, managers, agents or employees (collectively, the “Representatives”), including regarding the performance of the Company, its Subsidiaries or Affiliates, or otherwise take any action that could reasonably be expected to adversely affect the Company, its Subsidiaries or Affiliates or the personal or professional reputation of any of their respective Representatives.  Information required to be disclosed by Employee pursuant to any applicable law, court order, subpoena, process or governmental decree shall not constitute a violation or breach of this Section 10(b); provided, that Employee delivers written notice of such required disclosure to the Company promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, process or governmental decree.

(c)           Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs in this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and the confidentiality of its Confidential Information and to protect the goodwill and other legitimate business interests of the Company, and also that the enforcement of such covenants would not cause Employee any undue hardship or unreasonably interfere with Employee’s ability to earn a livelihood.  If Employee violates the covenants and restrictions in this Section 10 and the Company brings legal action for injunctive or other equitable relief, Employee agrees that the Company shall not be deprived of the benefit of the full period of the restrictive covenant, as a result of the time involved in obtaining such relief.  Accordingly, Employee agrees that the provisions in Section 10(a) shall have a duration determined pursuant to Section 10(a), computed from the date the legal or equitable relief is granted.

(d)           If any court in any jurisdiction determines that any portion of this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) is invalid or unenforceable within such jurisdiction under circumstances then existing, the remainder of this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) shall not thereby be affected and shall be given full effect without regard to the invalid or unenforceable provisions.  If any court in any jurisdiction construes any of the provisions of this Section 10 (including the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1) to be invalid or unenforceable within such jurisdiction under circumstances then existing, because of the duration, scope or geographical area of such provision, such court shall be required to substitute the maximum duration, scope or geographical area reasonable under such circumstances within such jurisdiction for the stated period, scope or area with respect to such jurisdiction and such court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, and to enforce such provision as so revised.

(e)           As used in this Section 10 (and the defined terms for “Competing Business,” “Geographic Area,” and “Term of Non-Competition” set forth in Section 1), “Company” shall include the Company and any of its Subsidiaries.

11.  Successors; Binding Agreement.

(a)           This Agreement is personal to Employee and shall not be assignable by Employee otherwise than by will or the by laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company, by a written agreement in form and substance reasonably satisfactory to Employee, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to pursuant to Section 6 if Employee terminated Employee’s employment for Good Reason after, but before the second anniversary of, the occurrence of a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement and after any such succession, “Company” shall mean the Company as hereinbefore defined and any successor and/or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.  Effect of Agreement on Plans and Agreements Governing Awards.  Notwithstanding anything to the contrary contained in any plan or agreement governing an Award granted to Employee prior to, on or after the date of this Agreement, the respective meanings of “Cause” and “disability” as used in any such plans or agreements shall have the meaning ascribed to such terms by this Agreement for purposes of giving effect to such Awards on and after the date of this Agreement.

13.  Miscellaneous.

(a)  Construction.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections, subsections or clauses are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all”, and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(b)  Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Employee:	if to the Company:

Craig P. Goguen 3912 Wood Lake Drive Plano, Texas 75093	Odyssey HealthCare, Inc. 717 North Harwood, Suite 1500 Dallas, Texas 75201 Attn: General Counsel

with a copy to:

P. Gregory Hidalgo Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)  Severability.  Except as otherwise provided in Section 10(d), if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, except as otherwise provided in Section 10(d), in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)  Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  No Waiver.  Except as expressly set forth in this Agreement, no waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(f)  Equitable and Other Relief.  Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 8, 9 or 10 by Employee and that any such breach would cause the Company irreparable harm.  Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 8, 9 or 10 by Employee.  The parties agree that the only circumstances in which disputes between them will not be subject exclusively to arbitration pursuant to the provisions in Section 13(h) are in connection with a breach of Sections 8, 9 or 10 by Employee.  If the Company files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by Employee and injunctive relief sought is not awarded, the Company shall pay all of Employee’s costs and attorneys’ fees.  The parties consent to venue in Dallas County, Texas and to the exclusive jurisdiction of competent state courts or federal courts in the state or district in Dallas County, Texas for all litigation which may be brought, subject to the requirement for arbitration in Section 13(h), with respect to the terms of, and the transactions and relationships contemplated by, this Agreement.  The parties further consent to the non-exclusive jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.

(g)  Entire Agreement.  The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated.  Employee and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto.

(h)  Arbitration.  Except as otherwise provided in Section 13(f), in the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Agreement (or its termination) or Employee’s employment (or termination of employment) by the Company or its Subsidiaries, then, upon the written request of Employee or the Company, such dispute or controversy will be submitted to binding arbitration.  Any arbitration will be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or other rules of the AAA as applicable to the claims asserted.  The results of arbitration will be binding and conclusive on the parties hereto.  All parties agree that venue for arbitration will be in Dallas County, Texas.  If Employee is the prevailing party, then Employee will be entitled to reimbursement by the Company for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration.  All proceedings conducted pursuant to this Section 13(h) will be kept confidential by all parties.  THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES).  REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, EMPLOYEE AND THE COMPANY EACH HEREBY WAIVE THE RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS.  EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT EMPLOYEE AND THE COMPANY ARE WAIVING ANY RIGHT THAT EMPLOYEE OR THE COMPANY MAY HAVE TO A JURY TRIAL OR, OTHER THAN AS EXPRESSLY PROVIDED BY SECTION 13(f), A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.

(i)  Attorney Fees.  The prevailing party in any dispute or controversy under or in connection with this Agreement shall be entitled to reimbursement from the non-prevailing party for all costs and reasonable legal fees incurred by such prevailing party.

(j)  Survival.  Sections 1 and 4 through 13 of this Agreement shall survive the termination of this Agreement.

(k)  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

(l)  Amendments.  This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and Employee.

(m)  Employee Acknowledgement.  Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment.

(n)  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original.  Facsimile signatures shall constitute original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

COMPANY:

ODYSSEY HEALTHCARE, INC.
a Delaware corporation

By:
Robert A. Lefton, President and Chief
Executive Officer

EMPLOYEE:

Craig P. Goguen

EXHIBIT A

THE SHARES ISSUABLE PURSUANT TO THIS AGREEMENT ARE SUBJECT TO THE PROVISIONS OF THE COMPANY'S 2001 EQUITY-BASED COMPENSATION PLAN AND THIS AGREEMENT IS ENTERED INTO PURSUANT THERETO.

ODYSSEY HEALTHCARE, INC.
2001 EQUITY-BASED COMPENSATION PLAN
MANAGEMENT
NONSTATUTORY STOCK OPTION AGREEMENT

This Agreement is made and entered into as of the Grant Date (as defined below) by and between Odyssey HealthCare, Inc., a Delaware corporation (the "Company") and Craig P. Goguen (the "Optionee"):

WHEREAS, the Company in order to induce you to enter into and continue in service to the Company and to contribute to the success of the Company, agrees to grant you an option to acquire a priority interest in the Company through the purchase of shares of stock of the Company;

WHEREAS, the Company adopted the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan as it may be amended from time to time (the "Plan") under which the Company is authorized to grant stock options to certain employees and directors of the Company;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this common stock option agreement (the "Agreement") as if fully set forth herein; and

WHEREAS, you desire to accept the option created pursuant to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.  The Grant.  Subject to the conditions set forth below, the Company hereby grants to you, effective as of August ___, 2007 ("Grant Date"), as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, the right and option to purchase (the "Option"), in accordance with the terms and conditions set forth herein and in the Plan, an aggregate of 225,000 shares of the Company's Common Stock, $.001 par value (the "Option Shares"), at the Exercise Price (as hereinafter defined).  As used herein, the term "Exercise Price" shall mean a price equal to $______ per share, subject to the adjustments and limitations set forth herein and in the Plan.  The Option granted hereunder is intended to constitute an Option which is not designed pursuant to section 422 of the Internal Revenue Code of 1986, as amended; however, you should consult with your tax advisor concerning the proper reporting of any federal, state or local tax liability that may arise as a result of the grant or exercise of the Option.

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2.  Exercise.

(a)           For purposes of this Agreement, the Option Shares shall be deemed "Nonvested Shares" unless and until they have become "Vested Shares."  The Option shall in all events terminate at the close of business on the tenth (10) anniversary of the date of this Agreement.  Subject to other terms and conditions set forth herein, the Option may be exercised in cumulative installments as follows:

On or After Each of the Following Vesting Dates	Cumulative Percentage of Shares as to Which Option is Exercisable
First Anniversary of the Grant Date	25%
Second Anniversary of the Grant Date	50%
Third Anniversary of the Grant Date	75%
Fourth Anniversary of the Grant Date	100%

Option Shares shall constitute Vested Shares once they are exercisable.

(b)           Subject to the relevant provisions and limitations contained herein and in the Plan, you may exercise the Option to purchase all or a portion of the applicable number of Vested Shares at any time prior to the termination of the Option pursuant to this Option Agreement.  In no event shall you be entitled to exercise the Option for any Nonvested Shares or for a fraction of a Vested Share.

(c)           Notwithstanding any other provision of this Agreement as of the business day immediately preceding a Change in Control all Nonvested Shares shall become Vested Shares.

(d)           Any exercise by you of the Option shall be in writing addressed to the Secretary of the Company at its principal place of business.  Exercise of the Option shall be made by delivery to the Company by you (or other person entitled to exercise the Option as provided hereunder) of (i) an executed "Notice of Exercise of Common Stock Option and Record of Common Stock Transfer", in the form attached hereto as Exhibit A and incorporated herein by reference, and (ii) payment of the aggregate purchase price for shares purchased pursuant to the exercise.

(e)           Payment of the Exercise Price may be made, at your election, (i) in cash, by certified or official bank check or by wire transfer of immediately available funds, (ii) by delivery to the Company of a number of shares of Stock having a fair market value as of the date of exercise equal to the Exercise Price, or (iii) by net issue exercise, pursuant to which the Company will issue to you a number of Option Shares as to which the Option is exercised, less a number of shares with a fair market value as of the date of exercise, as determined in good faith by the Committee, equal to the Exercise Price.

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(f)           In the event that you shall cease to be employed by the Company or any Subsidiary or parent thereof for any reason other than Cause, the Option may only be exercised within 90 days after the date on which you ceased to be so employed, and only to the same extent that you were entitled to exercise the Option on the date on which you ceased to be so employed and had not previously done so.

(g)           In the event that you shall cease to be employed by the Company or any Subsidiary or parent thereof due to a Cause termination, no portion of the Option shall continue to be exercisable as of your date of termination.

(h)           If you are on leave of absence for any reason, the Company may, in its sole discretion, determine that you will be considered to still be in the employ of or providing services for the Company, provided that rights to the Option Shares will be limited to the extent to which those rights were earned or vested when the leave or absence began.

(i)           The terms and provisions of the employment agreement, if any, between you and the Company or any Subsidiary (the "Employment Agreement") that relate to or affect the Option are incorporated herein by reference.  Notwithstanding the foregoing provisions of this Section 2, in the event of any conflict or inconsistency between the terms and conditions of this Section 2 and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall be controlling.

3.  Transferability.  The Option, and any rights or interests therein will be transferable by you only by will or the laws of descent and distribution.  However, in the Committee's discretion the Option may be transferable or assignable if such transfer complies with the rules promulgated in connection with a Form S-8 registration statement; provided, however, that a transfer which is only allowed subject to the Committee's approval may only be made to a Permitted Transferee or subject to a domestic relations order entered or approved by a court of competent jurisdiction.

4.  Registration.  From time to time, the Board and appropriate officers of the Company shall and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Common Stock available for issuance pursuant to the exercise of Options and subsequent lapse of restrictions.

5.  Withholding Taxes.  The Committee may, in its discretion, require you to pay to the Company at the time of the exercise of an Option or thereafter, the amount that the Committee deems necessary to satisfy the Company's current or future obligation to withhold federal, state or local income or other taxes that you incur by exercising an Option.  In connection with such an event requiring tax withholding, you may (a) direct the Company to withhold from the shares of Common Stock to be issued to you the number of shares necessary to satisfy the Company's obligation to withhold taxes, that determination to be based on the shares' fair market value as of the date of exercise; (b) deliver to the Company sufficient shares of Common Stock (based upon the fair market value as of the date of such delivery) to satisfy the Company's tax withholding obligation, which tax withholding obligation is based on the shares' fair market value as of the date of exercise; or (c) deliver sufficient cash to the Company to satisfy its tax withholding obligations.  If you elect to use a Common Stock withholding feature you must make the election at the time and in the manner that the Committee prescribes.  The Committee may, at its sole option, deny your request to satisfy withholding obligations through Common Stock instead of cash.  In the event the Committee subsequently determines that the aggregate fair market value (as determined above) of any shares of Common Stock withheld or delivered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Committee's request, the amount of that deficiency in the form of payment requested by the Committee.

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6.  Adjustments.  The terms of the Option shall be subject to adjustment from time to time, in accordance with the following provisions:

(a)           If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Common Stock split, by the issuance of a distribution on Common Stock payable in Common Stock or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (i) the number of shares of Common Stock (or other kind of securities) that may be acquired under the Option shall be increased proportionately and (ii) the price (including exercise price) for each share of Common Stock (or other kind of shares or securities) subject to then outstanding Options shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Options remain exercisable or subject to restrictions.

(b)           If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Common Stock split or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, (i) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired under the Option shall be decreased proportionately and (ii) the price (including exercise price) for each share of Common Stock (or other kind of shares or securities) subject to then outstanding Options shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Options remain exercisable or subject to restrictions.

(c)           Whenever the number of shares of Common Stock subject to the Option and the price for each share of Common Stock subject to the Option are required to be adjusted as provided in this Section 6, the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Common Stock, other securities, cash, or property purchasable and held by you pursuant to the exercise of the Option or subject to the Option after giving effect to the adjustments.  The Committee shall promptly give you such a notice.

(d)           Adjustments under this Section 6 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.  No fractional interest shall be issued under the Plan on account of any such adjustments.

7.  Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

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8.  Remedies.  The Company shall be entitled to recover from you reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

9.  No Liability for Good Faith Determinations.  The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Option granted hereunder.

10.  Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefore in such form as it shall determine.

11.  No Guarantee of Interests.  The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

12.  Company Records.  Records of the Company regarding your service and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

13.  Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is deposited, postage paid in the United States mail. A notice shall be effective when actually received by the appropriate Company representative, in writing and in conformance with this Agreement and the Plan.

14.  Waiver of Notice.  Any person entitled to notice hereunder may, by written form, waive such notice.

15.  Information Confidential.  As partial consideration for the granting of this Option, you agree that you will keep confidential all information and knowledge that you have relating to the manner and amount of your participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or a financial institution to the extent that such information is necessary to obtain a loan.

16.  Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

17.  Headings.  The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

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18.  Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law.

19.  Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

20.  No Assignment.  You may not assign this Agreement or any of your rights under this Agreement without the Company's prior written consent, and any purported or attempted assignment without such prior written consent shall be void.

21.  Arbitration.  You and the Company agree, upon written request of either you or the Company, to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Agreement or your employment (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against you or that you may have against the Company or its parents, subsidiaries or affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, if such Claim is not resolved by the mutual written agreement between you and the Company, or otherwise, within 30 days after notice of the dispute is first given.  Claims covered by this Section 21 include without limitation claims by you for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, religion or any other factor), harassment and retaliation.  Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted.  If a party refuses to honor its obligations under this Section 21, the other party may compel arbitration in either federal or state court.  The arbitrators shall apply the substantive law of Delaware (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the claims asserted.  The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 21), including any claim that all or part of the Agreement is void or voidable and any claim that an issue is not subject to arbitration.  The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrators’ award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 21, the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict.  Any and all of the arbitrators’ orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrators may be confirmed and entered by any federal or state court having jurisdiction.  All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by you, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator; provided that (a) you or the Company shall use reasonably diligent efforts to select its respective arbitrator within 60 days after a matter is submitted to arbitration and (b) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA’s lists of arbitrators.  Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever.  The arbitration hearing shall be conducted within 60 days after the selection of the arbitrators.  All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected.  The decision of the majority of the arbitrators will be binding on all parties.  Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to you and the Company no later than 120 days after a matter is submitted to arbitration.  All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties.  YOU ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT THAT YOU MAY HAVE TO A JURY TRIAL OR A COURT TRIAL, OF ANY EMPLOYMENT-RELATED CLAIM ALLEGED BY YOU.

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22.  Miscellaneous.

(a)           This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.  In the event of any conflict or inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall be controlling.

(b)           The Option may be amended by the Board of the Company or by the Committee at any time (i) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Grant Date and by its terms applies to the Option; or (ii) other than in the circumstances described in clause (i) or provided in the Plan, with your consent.  The foregoing notwithstanding, the Committee may, in its sole discretion, cancel the Option at any time prior to your exercise of the Option if, in the opinion of the Committee, you engage in activities contrary to the interests of the Company.

(c)           For purposes of this Agreement, a Permitted Transferee refers to any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law including adoptive relationships in each case with respect to you, any person sharing your household (other than a tenant or employee of the Company), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or you) control the management of assets, and any other entity in which these persons (or you) own more than fifty percent of the voting interest.

(d)           For purposes of this Agreement “Cause” shall have the meaning set forth in that certain Employment Agreement, dated as of August ___, 2007, by and between the Company and Employee.

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Please indicate your acceptance of all the terms and conditions of the award and the Plan by signing and returning a copy of this Agreement.

ODYSSEY HEALTHCARE, INC.

By:
	Name:	Robert A. Lefton
	Title:	President & CEO
ACCEPTED:

Signature of Optionee

Craig P. Goguen
Name of Optionee (Please Print)

Date: _________________, ____

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EXHIBIT B

AGREEMENT AND MUTUAL RELEASE

This Agreement and Mutual Release (this “Agreement”), dated as of _____________, 20___, is entered into between Craig P. Goguen (“Employee”) and Odyssey HealthCare, Inc., a Delaware corporation (the “Company”), pursuant to the terms of that certain Employment Agreement, dated July 26, 2007 (the “Employment Agreement”), by and between Employee and the Company.  Pursuant to Section 7(f) of the Employment Agreement, Employee agreed that in consideration for receiving any of the severance benefits identified therein, that Employee would execute and deliver this Agreement to the Company.  Any capitalized term used herein and not otherwise defined shall have the meaning given such term in the Employment Agreement.

 1.  Definitions.

a.  “Claims” means any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys' fees, obligations or causes of action.

b.   “Company Parties” means the Company and its predecessors, successors, assigns, parents, Subsidiaries and affiliates and each of the foregoing entities' respective past, present and future shareholders, members, partners, managers, directors, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any Person acting by, through, under or in concert with any of the foregoing entities).

c.  “Employee Parties” means Employee and his family, attorneys, heirs, estate, agents, executors, representatives, administrators and each of their respective successors and assigns.

 2.  Employee’s General Release and Covenant Not to Sue.

a.  Employee, on behalf of himself and each of the other Employee Parties, hereby generally releases and forever discharges the Company Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of termination of Employee’s employment with the Company (including but not limited to any Claims against any of the Company Parties based on, relating to or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, fraud, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local law relating to employment (or unemployment), the payment of wages, salary or other compensation, civil or human rights, or discrimination in employment (based on age or any other factor)) in all cases arising out of or relating to Employee's employment by the Company or any Subsidiary thereof or Employee’s investment in the Company or any Subsidiary thereof or his services as an officer or employee of the Company or any Subsidiary thereof, or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) Employee's rights under this Agreement or Employee’s rights under the Employment Agreement that survive the date of termination of Employee’s employment with the Company, (ii) Employee's rights to indemnification from any Company Party in respect of his services as a director, officer or employee of a Company Party (or of any entity for which Employee has served in any such capacity or a similar capacity at the request of the Company) as provided by law, any indemnification agreements to which Employee and any Company Party are parties, or the certificates of incorporation or bylaws (or like constitutive documents) of any Company Party, (iii) subject to the terms of the Employment Agreement, Employee's rights under any Investment Plan or any agreement entered into to evidence rights granted pursuant to an Investment Plan, (iv) Employee’s entitlement, if any, to continued medical and dental insurance coverage under and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or (v) any rights of Employee under any Welfare Plan.

b.  Employee, on behalf of himself and each of the other Employee Parties, hereby covenants forever not to assert, file, prosecute, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Company Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and that if such a proceeding is initiated, Employee shall accept no benefit therefrom.

 3.  Company’s General Release and Covenant Not to Sue.

a.  The Company, on its own behalf and on behalf of the other Company Parties, hereby generally releases and forever discharges the Employee Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of termination of Employee’s employment with the Company (including but not limited to any Claims based on, relating to or arising under breach of contract (whether oral or written), tort, fraud, defamation, slander, violation of public policy, negligence, promissory estoppel, or any other federal, state or local law relating to employment or discrimination in employment) in all cases arising out of or relating to Employee's employment by the Company or any Subsidiary thereof or Employee’s investment in the Company or any Subsidiary thereof or his services as a director, officer or employee of any Company Party (or of any entity for which Employee has served in any such capacity or a similar capacity at the request of the Company), or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) the Company's rights under this Agreement or the Company’s rights under the Employment Agreement that survive the date of termination of Employee’s employment with the Company, (ii) the Company's rights against Employee with respect to any breach of fiduciary or other legal duties as a director or officer, any fraudulent or criminal activity or any action or conduct that would constitute Cause under the Employment Agreement (other than an action that would constitute Cause only under clause (i) of the definition thereof), or (iii) the Company's rights under any Investment Plan or any agreement entered into to evidence rights granted pursuant to an Investment Plan.

b.  The Company, on behalf of itself and the other Company Parties, hereby covenants forever not to assert, file, prosecute, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Employee Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or to the extent within its control, will initiate any such proceeding on its behalf, and that if such a proceeding is initiated, the Company and the other Company Parties shall accept no benefit therefrom.

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 4.  Acknowledgments.  Employee acknowledges that, by entering into this Agreement, the Company does not admit to any wrongdoing in connection with Employee’s employment, and that this Agreement is intended as a compromise of any Claims that any Employee Party has or may have against the Company Parties.  Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee’s own judgment.  Employee has been advised by the Company to consult with an attorney of Employee’s choosing before signing this Agreement.  Employee understands that he has 21 days to consider this Agreement, which Employee agrees is a reasonable amount of time.  In addition, Employee understands that he may revoke this Agreement within 7 days after Employee has signed it by written notice to the Company given in accordance with Section 13(b) of the Employment Agreement.  This Agreement shall not become effective or enforceable until the 7-day revocation period has expired without Employee’s revocation.  Employee acknowledges that if Employee accepts any of the severance benefits identified in the Employment Agreement after the expiration of the 7-day period, such acceptance shall constitute an acknowledgment by Employee that Employee did not revoke this Agreement during the 7-day period.

 5.  Resignation.  Employee hereby resigns from his positions as a director of the Company and each of its direct and indirect subsidiaries, effective as of the date of termination of Employee’s employment with the Company.

 6.  Injunctive Relief.  The parties hereto acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of this Agreement by either party hereto and that any such breach would cause the nonbreaching party irreparable harm.  Accordingly, each party hereto, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of this Agreement by the other party.  If either party hereto files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded, the party seeking injunctive relief shall pay all of the costs and attorneys’ fees of the other party.

 7.  Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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 8.  Attorney’s Fees.  Employee agrees to pay the reasonable attorney’s fees, costs and any damages any Company Party may incur as a result of Employee breaching a promise Employee made in this Agreement (such as by suing a Company Party over a released Claim) or if any representation Employee made in this Agreement is false.  The Company agrees to pay the reasonable attorney’s fees, costs and any damages any Employee Party may incur as a result of the Company breaching a promise the Company made in this Agreement (such as by suing an Employee Party over a released Claim) or if any representation the Company made in this Agreement is false.

 9.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together shall constitute one and the same instrument.  Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original.  Facsimile signatures shall constitute original signatures.

 10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF TEXAS OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

Craig P. Goguen	Date

For Odyssey HealthCare, Inc.	Date

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